Exhibit 23(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009 relating to the consolidated financial statements and financial statement schedule of Layne Christensen Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting pronouncements) and of our report dated March 31, 2009 relating to the effectiveness of Layne Christensen Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2009.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 11, 2009